Exhibit 99.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) dated as of May 26, 2021 by and between AlphaBit, LLC, a Nevada limited liability company, or its nominee (the “Purchaser”) and Kok Seng Yeap (the “Seller”).

RECITALS

WHEREAS, the Seller is the owner of Fifty-Five Million Seventy Thousand (55,070,000) shares of Common Stock and One Million (1,000,000) shares of Preferred Stock (collectively, the “Shares”) of TechCom, Inc., a Delaware corporation (the “Company”);

WHEREAS, the Seller and the Purchaser have executed an escrow agreement with McLaughlin & Stern LLP (the “Escrow Agent”) as of the date hereof; and

WHEREAS, pursuant to the terms and conditions of this Agreement, the Seller desires to sell, and Purchaser desires to purchase, all of such Seller’s right, title, and interest in and to such Shares.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1. Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, simultaneous with the execution and delivery of this Agreement, Seller shall sell, assign, transfer, convey, and deliver to Purchaser, and Purchaser shall accept and purchase the Shares and any and all rights in such Shares to which Seller is entitled, and by doing so Seller shall be deemed to have assigned all of his right, title and interest in and to the Shares to Purchaser. Such sale of the Shares shall be evidenced by stock certificates registered in the name of the Purchaser or its nominee.

2. Consideration. In consideration for the sale of the Shares, Purchaser shall deliver to Seller an aggregate purchase price of Five Hundred Fifty Thousand Dollars USD ($550,000.00) (the “Purchase Price”), with a first installment of Two Hundred and Seventy-Five Thousand USD ($275,000.00) (the “Deposit”) delivered to the escrow account maintained by the Escrow Agent within five (5) business days of the date hereof, and a second installment of Two Hundred and Seventy-Five Thousand USD ($275,000.00) delivered to the Escrow Agent within 20 business days of the date that the Escrow Agent notifies Purchaser that it has received the documents specified in Section 3.1(a) of this Agreement from the Seller.

3. Closing; Deliveries. Upon confirmation from the Escrow Agent that it has received the second installment of the Purchase Price in escrow, Seller shall instruct the Company’s transfer agent in writing to issue stock certificates representing the Shares in the name of the Purchaser and to deliver such certificates via overnight courier to the Escrow Agent. The Closing shall occur when the Escrow Agent receives such stock certificates, at which time the Escrow Agent shall release the Purchase Price to the Seller, and the stock certificates representing the Shares in the name of the Purchaser and the documents set forth in Section 3.1(a) of this Agreement to the Purchaser, respectively (the “Closing”).

3.1 Deliveries by the Seller.

(a)               Within 15 business days of receipt of notice from the Escrow Agent of the receipt of the Deposit (the “Deposit Notice”), Seller shall deliver or cause to be delivered to the Escrow Agent the following documents:

(i) a resolution of the Company’s board of directors appointing a designee of the Purchaser as a director.

(ii) the Company’s CCC and CIK Codes for the filing of submissions with the Securities and Exchange Commission (the “Commission”) on the Electronic Data Gathering, Analysis, and Retrieval System.

(iii) a copy of Certificate of Dissolution filed with the Secretary of State of the State of Nevada under the name of RMD Entertainment Group, Inc., evidencing that the Company has been dissolved in Nevada.

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In the event that the Company has filed all required documents and payments to obtain approval of such Certificate of Dissolution within such 15 business day period but confirmation from the State of Nevada had not been received, the parties will agree to extend such 15 day period for a reasonable period of time until the State of Nevada approves the filing.

(b)               Within five business days of receipt of the Deposit Notice, Seller shall send to the Company’s transfer agent the following documents: (1) stock certificates representing the Shares in the name of the Seller; (2) the requisite notarized stock powers from the Seller in favor of the Purchaser and (3) instructions to the transfer agent that, upon further written notice from the Seller, to issue stock certificates for the Shares in the name of the Purchaser and to deliver such stock certificates to the Escrow Agent via overnight courier. .

(c)               Upon Closing, the Seller shall cause the officers of the Company to deliver to the new officers of the Company all of the Company’s books and records, including but not limited to, the Company’s internal financial statements for the period commencing July 1, 2017 through the date hereof.

3.2 Deliveries by Purchaser. The Purchaser shall deliver the Purchase Price to the Escrow Agent as follows, which Purchase Price shall be delivered by the Escrow Agent to Seller at Closing:

(a) Within five business days of the date hereof, a first installment of Two Hundred and Seventy-Five Thousand USD ($275,000.00) by wire transfer of immediately available funds to an escrow account designated by the Escrow Agent.

(b) Within twenty (20) business days of the date that Purchaser receives notice from the Escrow Agent that it has received the documents specified in Section 3.1(a) of this Agreement in escrow from the Seller, a second installment of Two Hundred and Seventy-Five Thousand USD ($275,000.00), representing the balance of the Purchase Price, by wire transfer of immediately available funds to the same escrow account designated by the Escrow Agent.

3.3. Right to Terminate; Liquidated Damages. This Agreement may be terminated at any time prior to the Closing Date as follows:

(a) by mutual written consent of the Seller and Purchaser;

(b) by either of the Seller or Purchaser if Closing shall not have occurred on or before 60 calendar days after the date hereof; provided, however, that the right to terminate this Agreement shall not be available to such Party if the material breach by such Party of this Agreement shall have been the principal cause of the failure of Closing to occur on or prior to such date.

Following termination of this Agreement, neither Party shall have any obligation to the other Party, provided, however, that

(a)               Seller shall be entitled to receive $100,000 from the Deposit in liquidated damages should the Purchaser fail to deliver the second installment and the Seller has fulfilled its obligations under Section 3.1(a) and (b) and is otherwise in compliance with the terms of this Agreement and the Escrow Agreement and if the Purchaser has not delivered a written notice of an alleged breach by the Seller of this Agreement or the Escrow Agreement to the Escrow Agent pursuant to Section 1.4.2 of the Escrow Agreement;

(b)               Purchaser shall be entitled to receive $100,000 in liquidated damages should the Seller fail to (1) fulfill its obligations under Section 3.1(a) and (b) of this Agreement or (2) correct any material misrepresentations or omissions that are capable of being cured with respect to the Seller or the Company discovered as part of the Purchaser’s due diligence process to the reasonable satisfaction of the Purchaser, within fifteen (15) business days upon receipt of written notice from the Purchaser of such material misrepresentations or omissions.

4       Conduct Prior to Closing. From the date of this Agreement until the earlier of Closing or the termination of this Agreement, except as (i) otherwise expressly required or provided herein, (ii) consented to in writing by the Purchaser in advance, which decision regarding consent shall be made promptly and which consent shall not be unreasonably withheld, conditioned or delayed, the Company shall, and Seller shall cause the Company and to:

(a)     conduct its business in the ordinary and usual course in substantially the same manner as heretofore conducted and use reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, creditors, lessors, employees and business associates.

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(b)    maintain its books of account and records consistent with its past practice in all material respects.

(c)     not (i) amend its organizational documents other than amendments which are ministerial in nature; (ii) split, combine or reclassify its outstanding share capital; or (iii) repurchase, redeem or otherwise acquire any shares of its share capital or any securities convertible into or exchangeable or exercisable for any shares of its share capital.

(d)     not declare or pay any dividends on or make other distributions in respect of any of its share capital.

(e)     with respect to any present or former, director, officer or employee of the Company, not (i) enter into any employment or severance agreements or arrangements (except as may be required by the terms of any employment agreements existing on the date hereof or by applicable Law), (ii) increase compensation or benefits (except for increases in salary or hourly wage rates, in the ordinary course of business consistent with past practice), (iii) loan or advance any money or other property.

(f)     not issue, sell, or dispose of any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its share capital.

(g)    not incur any indebtedness.

(j)     not sell, assign, lease, license, allow to expire or lapse, encumber or otherwise dispose of any of its properties and assets, other than (i) the sale of inventory or (ii) the disposition of used or excess equipment.

5.        Representations and Warranties of Seller. As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated herein, the Seller represents and warrants to Purchaser as follows:

5.1 Authority. Seller has the right, power, authority and capacity to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform his obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with the terms hereof.

5.2 Ownership. Seller is the sole record and beneficial owner of the Shares, has good and marketable title to such Shares, free and clear of all Encumbrances (hereafter defined), other than applicable restrictions under applicable securities laws, and has full legal right and power to sell, transfer and deliver such Shares to Purchaser in accordance with this Agreement. “Encumbrances” means any liens, pledges, hypothecations, charges, adverse claims, options, preferential arrangements or restrictions of any kind, including, without limitation, any restriction of the use, voting, transfer, receipt of income or other exercise of any attributes of ownership. Upon the execution and delivery of this Agreement, Purchaser will receive good and marketable title to such Shares, free and clear of all Encumbrances, other than restrictions imposed pursuant to any applicable securities laws and regulations. There are no stockholders’ agreements, voting trust, proxies, options, rights of first refusal or any other agreements or understandings with respect to the Shares.

5.3 Valid Issuance. All of the Shares are duly authorized, validly issued, fully paid and non-assessable, and were not issued in violation of any preemptive or similar rights.

5.4 No Conflict. None of the execution, delivery, or performance of this Agreement, and the consummation of the transactions contemplated hereby, conflicts or will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of (i) any instrument, contract or agreement to which Seller, or the Company is a party or by which Seller, or the Company is bound, or to which the Shares are subject; or (ii) any federal, state, local or foreign law, ordinance, judgment, decree, order, statute, or regulation, or that of any other governmental body or authority, applicable to Seller, the Company or the Shares.

5.5 No Consent. No consent, approval, authorization or order of, or any filing or declaration with any Governmental Authority or any other person is required for the consummation by Seller of any of the transactions on Seller’s part contemplated under this Agreement.

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5.6 No Other Interest. Neither Seller nor any of his respective Affiliates has any interest, direct or indirect, in any shares of common stock or other equity in the Company or has any other direct or indirect interest in any tangible or intangible property which the Company uses or has used in the business conducted by the Company or has any direct or indirect outstanding indebtedness to or from the Company, or related, directly or indirectly, to its assets, other than the Shares.

5.7 No General Solicitation or Advertising. Neither Seller nor any of his Affiliates nor any person acting on his or their behalf (i) has conducted or will conduct any general solicitation (as that term is used in Rule 502 of Regulation D) or general advertising with respect to any of the Shares, or (ii) made any offers or sales of any security or solicited any offers to buy any security under any circumstances that would require registration of the Shares under the Securities Act.

5.8        Capitalization. The authorized capital of the Company consists of 9,888,000,000 shares of common stock, par value $0.00001, of which a total of 64,990,254 shares are issued and outstanding (the “Issued and Outstanding Common Stock”) and 1,000,000 shares of Series A Preferred Stock, which is convertible into 15,000,000 shares of Common Stock. The Issued and Outstanding Common Stock and the Series A Preferred Stock have been duly authorized, issued, fully paid and nonassessable, free and clear of all liens, charges, pledges, security interests, encumbrances, right of first refusal, preemptive right or other restriction. No person, firm or corporation has any right, agreement, warrant or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option to require the Company to issue any shares of its common stock or to convert any securities of the Company into shares of common stock of the Company.

5.9 Title to Property.

(a)       A list of all real and personal property owned by the Company is set forth on Schedule 4.9 attached hereto (hereinafter referred to as the “Assets”). The Company owns all right, title and interest in and to all of its respective properties and assets, including intangibles, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever and has taken all steps necessary or otherwise required to perfect and protect its rights in and to their respective properties and assets, including intangibles.

(b)       The Company does not lease any real or personal property.

5.10 SEC Reports. The Company has filed all reports required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) of the Exchange Act, on a timely basis since the first quarter of 2019. As of their respective dates, to the best of Seller’s knowledge, after reasonable inquiry, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the best of Seller’s knowledge, after reasonable inquiry, the financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. To the best of Seller’s knowledge, after reasonable inquiry, there are no unresolved comments of the Commission that are required to be disclosed in the SEC Reports. The Seller has provided to the Purchaser copies of all correspondence with the Commission or any state regulatory authority. None of the Company, the Seller or any of their Affiliates, is or has been subject to any investigation or proceeding with the Commission or any state regulatory authority.

5.11 Registration/Anti-Dilution Rights. The Company is not a party to or bound by any agreement or understanding granting registration or anti-dilution rights to any person with respect to any of its equity or debt securities; no person has a right to purchase or acquire or receive any equity or debt security of the Company.

5.12 Litigation. There are no actions, suits, proceedings, judgments, claims or investigations pending or threatened by or against the Company or affecting the Company, or their respective properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. There has been no default by the Company with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality and no event has occurred that with notice or the passage of time would become a default.

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5.13 Liabilities. There are no trade payables, professional fees, accrued expenses, liabilities, obligations or commitments which the Company would be required to accrue or reflect in its financial statements pursuant to generally accepted accounting principles consistently applied (“GAAP”) as of the date hereof other than certain liabilities owed to Mr. Kok and professional fees, which will be satisfied prior to Closing.

5.14 Tax Returns. The Company has timely filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof. Each of such income tax returns reflects the taxes due for the period covered thereby. All taxes of the Company which are (i) shown as due on such tax returns, (ii) otherwise due and payable or (iii) claimed or asserted by any taxing authority to be due, have been paid, except for those taxes being contested in good faith and for which adequate reserves have been established in the financial statements included in the financial statements in accordance with GAAP. There are no liens for any taxes upon the assets of the Company, other than statutory liens for taxes not yet due and payable. There are no proposed or threatened tax claims or assessments against the Company.

5.15        Books and Records. The books and records, financial and otherwise, of the Company are in all material aspects complete and correct and have been maintained in accordance with good business and accounting practices.

5.16 OTC and DTC. The Company’s common stock is eligible for trading on the OTC and eligible for trading through DTC.  The Company has not, in the 12 months preceding the date hereof, received written notice from the OTC to the effect that the Company is not in compliance with the listing or maintenance requirements of such trading market.  The Company has no reason to believe that it will not in the foreseeable future continue to be, in compliance in all material respects with the listing and maintenance requirements for trading of its common stock on the OTC.  No consents or approvals from the OTC are necessary for the trading of the Company’s common stock on such trading market.

5.17 Shareholder List. Seller has provided Purchaser with a true and correct copy of the list of shareholders of record (the “Shareholders List”) of the Company as of April 21, 2021. The Shareholders List identifies all holders of common stock of the Company.  Except for the Seller, none of the holders of common stock on the Shareholders List has ever been an officer, director or holder of more than 5% of the shares of common stock or voting power of the Company. Except for the Seller, none of the holders of common stock on the Shareholders List has ever, directly or indirectly, controlled, acted in common control with or been controlled by the Company or ever otherwise been an “affiliate” of the Company within the meaning of SEC Rule 405, promulgated pursuant to the Securities Act.

5.18       Compliance with Laws and Court Orders. The Company is in compliance with all laws to which the Company or its respective assets are or were subject. The Company has not received any notice from any governmental authority or any other person regarding any actual, alleged, possible or potential violation of, or failure to comply with, or liability under any applicable law or order.

5.19 Full Disclosure. No representation or warranty of such Seller to the Purchaser in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading.

5.20 Existence and Power. The Company is: (i) duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) duly qualified to do business and in good standing in each jurisdiction set in which the Company is required to be so qualified, and (iii) has all powers and has and is in compliance with all licenses, authorizations, permits, certificates consents and approvals issued by a governmental authority (collectively, “Permits”), in each case, required to own, operate and lease its properties and assets and to carry on its business, all of which Permits are valid and in full force and effect. The Seller has delivered to the Purchaser true, complete and correct copies of the organizational documents of the Company and, as currently in effect and reflecting any and all amendments thereto through the Closing. Such organizational documents are in full force and effect and the Company is not in violation of any provision thereof.

5.21       Contracts:

(a)       Except as set forth on attached Schedule 5.21, the Company does not have any written or oral contracts.

(b)       The Company has not given any revocable or irrevocable power of attorney to any person, firm or corporation for any purpose whatsoever

(c)       Set forth in Schedule 5.21 previously delivered to Buyer are the names and locations of all banks in which the Company has accounts and the names of persons authorized to sign checks, drafts or other instruments drawn thereon.

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(d)       No director, officer, employee or stockholder of the Company, or member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person, has a substantial interest or is an officer, director, trustee, partner or holder of more than 5% of the outstanding capital stock thereof, in an entity who is a competitor, customer, supplier or other, entity, who, during the past 12 months has been a party to any transaction with the Company.

(e)        The Company is not in default, nor is there any known basis for any claim of default, under any contracts or commitments made or obligations owed by the company. The Company does not have any knowledge of any breach or anticipated breach by the other party to any contract or commitment to which the Company is a party.

5.22 Employees. Attached hereto as Schedule 5.22, is a true and complete payroll roster of all employees and independent contractors of the Company as of the Closing showing the rate of pay for each such person entitled to receive compensation from the Company.

6. Representations and Warranties and Covenants of Purchaser. As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, Purchaser represents and warrants to Seller as follows:

6.1 Authority. Purchaser has the right, power, authority and capacity to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform Purchaser’s obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with the terms hereof.

6.2 No Consent. No consent, approval, authorization or order of, or any filing or declaration with any governmental authority or any other person is required for the consummation by the Purchaser of any of the transactions on its part contemplated under this Agreement.

6.3 No Conflict. None of the execution, delivery, or performance of this Agreement, and the consummation of the transactions contemplated hereby, conflicts or will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of (i) any instrument, contract or agreement to which Purchaser is a party or by which Purchaser is bound; or (ii) any federal, state, local or foreign law, ordinance, judgment, decree, order, statute, or regulation, or that of any other governmental body or authority, applicable to Purchaser.

6.4 No Advertising. At no time was the Purchaser presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

6.5 Investment Experience. The Purchaser and/or its Affiliates are i (i) experienced in making investments of the kind described in this Agreement, (ii) able, by reason of Purchaser’s business and financial experience to protect Purchaser’s own interests in connection with the transactions described in this Agreement, and (iii) able to afford the entire loss of Purchaser’s investment in the Shares.

6.6 Investment Purposes. The Purchaser is acquiring the Shares for Purchaser’s own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part and no other person has a direct or indirect beneficial interest in the Shares the Purchaser is acquiring herein. Further, the Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the restricted Shares the Purchaser is acquiring.

6.7       Remain in Compliance. For a period of 12 months following the Closing, Purchaser shall cause the Company to timely file all reports required to be filed pursuant to Section 15 or 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including compliance with XBRL so that the holders of the Company’s common stock can utilize the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) provided by Rule 144 promulgated thereunder.

7.        Indemnification

7.1 Indemnification by Seller. Seller shall indemnify and hold harmless the Purchaser and Purchaser’s agents, Affiliates, Representatives and their respective successors and assigns (collectively, the “Purchaser Indemnified Persons”) from and against any and all damages, losses, liabilities, taxes and costs and expenses (including, without limitation, attorneys’ fees and costs) (collectively, “Losses”) resulting directly or indirectly from (i) any breach of, or inaccuracy in, any representation or warranty made by Seller in this Agreement, and (ii) any failure by Seller to perform or comply with any agreement, covenant or obligation in this Agreement. The maximum aggregate liability of the Seller pursuant to this Section 6.1 shall not exceed the sum of the Purchase Price.

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7.2       Indemnification by Purchaser. Purchaser shall indemnify and hold harmless the Seller and Seller’s agents, Affiliates, Representatives and their respective successors and assigns (collectively, the “Seller Indemnified Persons”) from and against any and all Losses resulting directly or indirectly from (i) any breach of, or inaccuracy in, any representation or warranty made by the Purchaser in this Agreement and (ii) any failure by Purchaser to perform or comply with any agreement, covenant or obligation in this Agreement.

7.3      Survival. No claim may be made or suit instituted seeking indemnification pursuant to Section 7.1 or Section 7.2 unless a written notice describing such breach or inaccuracy in reasonable detail in light of the circumstances then known to the party seeking indemnification under Section 7.1 or Section 7.2 (the “Indemnified Party”), is provided to the party against whom indemnity is sought (the “Indemnifying Party”): (i) at any time, in the case of any breach of, or inaccuracy in, the representations and warranties set forth in Sections 5.1 through 5.8, 5.11 and 5.17 or Sections 6.1 through 6.6; (ii) at any time, in the case of the nonperformance of any covenant or agreement in this Agreement; (iii) at any time prior to the sixtieth (60th) day after the expiration of the applicable statute of limitations (taking into account any tolling periods and other extensions) in the case of any breach of, or inaccuracy in, the representations and warranties set forth in Section 5.14; and (iv) at any time prior to twelve (12) months following the date hereof in connection with the breach of any other representation or warranty. In the event notice of any claim for indemnification under Section 7.1 or Section 7.2 shall have been given within the applicable survival period, the representations, warranties and/or covenants that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

7.4 Limitation. Except in the case of fraud or intentional misrepresentation, the liability of the Seller shall be limited to the Purchase Price.

8.        Miscellaneous.

8.1 Further Assurances. From time to time, whether at or following the Closing, each party shall make reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable, including as required by applicable laws, to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

8.2 Notices. All notices or other communications required or permitted hereunder shall be in writing shall be deemed duly given (i) if by personal delivery, when so delivered, (ii) if mailed, three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (iii) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent to the addresses of the parties as indicated on the signature page hereto or (iv) on the date received by email to the addresses set forth below. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

8.3 Choice of Law; Jurisdiction. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law. Each of the parties agrees to submit to the jurisdiction of the federal or state courts located in New York, New York in any actions or proceedings arising out of or relating to this Agreement. Each of the parties, by execution and delivery of this Agreement, expressly and irrevocably (i) consents and submits to the personal jurisdiction of any of such courts in any such action or proceeding; (ii) consents to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to such party as set forth in Section 8.2 above and (iii) waives any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis. EACH OF THE UNDERSIGNED HEREBY WAIVES FOR ITSELF AND ITS PERMITTED SUCCESSORS AND ASSIGNS THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING INSTITUTED IN CONNECTION WITH THIS AGREEMENT.

8.4 Expenses. Each party shall bear its own expenses and costs related to the transactions contemplated hereby, including, without limitation, attorneys’ fees accounting fees and disbursements.

8.5 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior and contemporaneous agreements, arrangements and understandings of the parties relating to the subject matter hereof. No representation, promise, inducement, waiver of rights, agreement or statement of intention has been made by any of the parties which is not expressly embodied in this Agreement.

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8.6 Assignment. Each party’s rights and obligations under this Agreement shall not be assigned or delegated, by operation of law or otherwise, without the other party’s prior written consent, and any such assignment or attempted assignment shall be void and of no force or effect.

8.7 Amendments. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto.

8.8        Waivers. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other term, covenant, representation or warranty of this Agreement.

8.9        Counterparts. This Agreement may be executed simultaneously in two or more counterparts and by facsimile transmission or in portable document format (.pdf), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

8.11 Interpretation. The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore shall not be construed against a party or parties on the ground that such party or parties drafted or was more responsible for the drafting of any such provision(s). The parties further agree that they have each carefully read the terms and conditions of this Agreement, that they know and understand the contents and effect of this Agreement and that the legal effect of this Agreement has been fully explained to its satisfaction by counsel of its own choosing.

8.12 Definitions. In this Agreement, capitalized terms have the meanings provided in this Section, unless defined elsewhere in this Agreement.  The following words and phrases, when used herein, shall have the meanings set forth or referenced below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” as applied to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract, or otherwise.

“Lien” or “Liens” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, community or other marital property interest, equitable interest, license, option, right of way, easement, encroachment, servitude, deed of trust, right of first offer or first refusal, buy/sell agreement or other encumbrance, restriction or right of others with respect to the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership in respect of such property or asset.

“Ordinary Course of Business” means an action taken by the Company in the ordinary course of business which is consistent with the past practices of the Company.

“Representatives” shall mean, with respect to any Person, such Person’s officers, directors, employees, managers, members, owners, partners or principals, as the case may be, or contractors, consultants or agents.

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IN WITNESS WHEREOF, the parties have duly executed this Stock Purchase Agreement as of the date first above written.

SELLER:

Kok Seng Yeap

Address: Room 1105, 11/F, Hip Kwan Commercial

Building No. 38 Pitt Street,

Yau Ma Tei, KLN, Hong Kong

/s/ Kok Seng Yeap

Kok Seng Yeap

Chief Executive Officer

PURCHASER:

AlphaBit, LLC

Skyview Residences

Tower 1, Apartment 4804

Downtown

Dubai, UAE

By: /s/ Munaf Ali

Munaf Ali

Member

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Schedule 5.21 Bank Accounts

None

Schedule 5.22 Employees

Kok Seng Yeap , Chief Executive Officer

Lau Chew Chye, Chief Financial Officer

No compensation

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